Andrx to Divest Altoprev and Fortamet to

First Horizon Pharmaceutical Corporation

Fort Lauderdale, FL, March 2, 2005 – Andrx Corporation (Nasdaq: ADRX) (“Andrx”) today announced that it has entered into agreements with First Horizon Pharmaceutical™ Corporation (“First Horizon”) for the sale and licensing of certain rights to its Fortamet® and Altoprev® brand pharmaceutical products. First Horizon has agreed to pay Andrx $50 million at closing and up to $35 million when Andrx achieves and maintains certain defined manufacturing service levels. Andrx is also entitled to royalties on net sales of both products, as defined. Andrx and First Horizon have also entered into a long-term manufacturing and supply arrangement.

The closing of the transaction, which is subject to certain customary conditions including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, is expected to occur within the next 30 to 60 days. After that closing occurs, Andrx has agreed to provide certain transition services to First Horizon for a period of time.

Thomas P. Rice, Andrx’s Chief Executive Officer, said, “As we announced in January 2005, we have conducted a process through Banc of America Securities to dispose of our business of selling and marketing brand products. Though many expressed interest in our Fortamet and Altoprev products, it soon became clear that First Horizon was the right organization for us to work with in order to optimize the short-term and long-term value of these products. This divestiture will enable Andrx to focus on our core strengths of formulation development of controlled-release pharmaceuticals and distribution, primarily for the generic marketplace, but also for certain brand opportunities. Indeed, our agreement with First Horizon contemplates possible future development collaborations.”

About Andrx Corporation:

Andrx Corporation develops and commercializes bioequivalent versions of controlled-release brand name pharmaceuticals, using its proprietary drug delivery technologies, and bioequivalent versions of specialty, niche and immediate-release pharmaceutical products, including oral contraceptives. The Company also develops products for brand pharmaceutical firms related to its controlled-release technology. Andrx also has distribution operations, which purchase primarily generic pharmaceuticals manufactured by third parties and sell them primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and, to a lesser extent, physicians’ offices.

About First Horizon Pharmaceutical Corporation:

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women’s health. First Horizon has a portfolio that includes 12 branded prescription products of which 5 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives. First Horizon’s web site address is: http://www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of the Company that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, the timing and outcome of the Company’s efforts to exit the brand business, its ability to meet the supply and manufacturing requirements of the First Horizon agreement, the operating losses that will be incurred by its brand business while the Company is attempting to dispose of such business, the Company’s dependence on a relatively small number of products, licensing revenues, the timing and outcome of litigation and future product launches, government regulation, competition, and manufacturing results. Andrx Corporation is also subject to other risks detailed herein or detailed from time to time in its filings with the U.S. Securities and Exchange Commission. Andrx disclaims any responsibility to update the statements contained herein.

This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com.

Contacts: Andrx Corporation

Angelo C. Malahias
President
Phone: 954-382-7600
Email: angelo.malahias@andrx.com

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